SHORT TERM BOND FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
05/21/02	WFS Financial Owner Trust

Shares            Price         Amount
7,400,000 	  $99.99	$7,399,260

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue       JPMorgan Funds
$0.24        N/A	 0.42%	           1.10%

Broker
Deutsche Morgan Grenfell

Underwriters of WFS Financial Owner Trust

Underwriters                        Principal Amount
Deutsche Bank Securities, Inc.	    $  437,500,000
Banc of America Securities LLC         437,500,000
Credit Suisse First Boston Corp.       437,500,000
Salomon Smith Barney, Inc.             437,500,000
Total                               $1,750,000,000



SHORT TERM BOND FUND
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
05/22/02	European Investment Bank

Shares            Price         Amount
22,000,000 	  $99.82	$21,960,400

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue       JPMorgan Funds
$0.08        N/A	 0.73%	           1.84%

Broker
Salomon Smith Barney, Inc.

Underwriters of European Investment Bank

Underwriters*      	             Principal Amount*
                                      $3,000,000,000

*Principal amount of underwriters were not available at time of filing.